Exhibit 99.3

PRESS RELEASE

FOR IMMEDIATE RELEASE

Dynamic Response Group, Inc. Files for

Assignment for the Benefit of Creditors

Miami, FL – (Friday, January 15, 2010) – Following the unsuccessful efforts of Dynamic Response Group, Inc., (the “Company”) to restructure outstanding debt and to otherwise meet creditor demands that would avoid insolvency, the Company’s Board of Directors determined that it was in the best interest of all stakeholders including its stockholders and creditors to cease operations and to provide for an orderly liquidation of its assets. All employees of the Company have been terminated from employment and all officers and directors have resigned. Also, the Company entered into an irrevocable Assignment for the Benefit of Creditors, a common law business liquidation mechanism under Florida law that is an alternative to a formal bankruptcy proceeding. All assets of the Company have been placed in trust with an Assignee, who will distribute them pro rata to all creditors.

Dynamic Response Group is a publicly held company trading under the symbol DRGZ.OB and will file a Form 8-K report with the SEC today containing additional details.

###

Dynamic Response Group, Inc.

4770 Biscayne Boulevard, Suite 780

Miami, FL 33137